Exhibit 10.12

FOLD, INC.

655 Montgomery St

San Francisco, CA 94111

March 23, 2021

William Reeves

15421 Woodside Court,

Glen Ellen, CA 95442

Re: Offer Letter Amendment

Dear William:

This letter (the “Offer Letter Amendment”) amends your offer letter with the Fold, Inc. (the “Company”) dated August 29, 2019 (the “Offer Letter”), which is incorporated herein by reference. Except as set forth below, the terms and conditions of your Offer Letter remain in full force and effect.

1. Compensation: Subject to the initial closing of the Company’s forthcoming Series A Preferred Stock financing (the “Financing”) and commencing on the initial closing of the Financing, your annual base salary shall be increased to $200,000. Your compensation will generally be reviewed annually.

2. Financing Awards: Subject to the initial closing of the Financing, your continued employment with the Company through the grant date and approval by the Company’s board of directors, you will be granted two restricted stock awards (the “Financing Awards”), as follows:

a. You will be awarded (i) 334,880 shares of the Company’s common stock (the “Common Stock”) to vest, subject to your continuous employment, in equal monthly installments over four years, with the vesting period beginning on March 23, 2021 and (ii) 200,000 shares of the Company’s Common Stock to vest, subject to your continuous employment, in equal monthly installments over four years, with the vesting period beginning on December 1, 2020.

b. The terms and conditions applicable to the Financing Awards will be governed by your restricted stock award agreements and the Company’s 2019 Equity Incentive Plan. Although management of the Company will recommend to its board of directors that you be granted the Financing Awards, by execution of this letter, you acknowledge that you have no right to receive the Financing Awards unless the grant is approved by the board of directors. As a condition to your receipt of the Financing Awards, you must timely file an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (a “Section 83(b) Election”) with the Internal Revenue Service in accordance with the terms of restricted stock award agreements governing the Financing Awards. You will forfeit the Financing Awards in their entirety if you fail to timely file the Section 83(b) Election.

Fold, Inc.

3. Financing Award - Withholding Bonus: Subject to the issuance of the Financing Awards and your continued employment with the Company through the date of payment, the Company will pay you a one-time cash bonus (“Withholding Bonus”) on the date of issuance of the Financing Awards, not to exceed $252,747, to assist with the payment of any withholding and payroll taxes expected to be incurred with respect to the Financing Awards. You agree that the size of your Withholding Bonus will be definitively calculated by the Company. For the avoidance of doubt, the Withholding Bonus is itself compensation and therefore is subject to reduction to reflect applicable withholding and payroll taxes and all other deductions required by law. You will not be entitled to any additional compensation to cover any tax obligations with respect to the Withholding Bonus or Financing Awards. The net amount of the Withholding Bonus, after deduction for applicable withholding and payroll taxes, will be applied towards the tax withholding obligation due with respect to the Financing Awards.

4. Equity Acceleration: Subject to the closing of the Financing and approval by the Company’s board of directors, the following equity acceleration terms will apply to both the Financing Awards and all of your Company restricted stock awards outstanding as of the date of this Offer Letter Amendment:

In the event that, within one year following the date of a Change in Control (as defined below) or during the period following the execution of a definitive agreement providing for the Change in Control but before the date of consummation of the Change in Control (an “Interim Change in Control Period”), you are terminated by the Company or the Company’s successor without Cause (as defined below) (and other than due to death or disability) or you resign with Good Reason (as defined below) (such termination, an “Involuntary Termination”), your entire award (or unvested cash or property received by you in connection with such award as a result of the Change in Control) shall vest in full as of the later of the date of the Change in Control and the date of your Involuntary Termination.

5. Severance: If your employment is terminated (i) by the Company without Cause (and other than due to death or disability) or (ii) by you for Good Reason, provided you sign and allow to become effect a general release of claims in favor of the Company in a form provided by the Company within sixty (60) days following the date of your employment termination, the Company will pay you severance equal to 12-months your base salary in effect at such time, payable in a lump sum within sixty (60) days following your last day of employment. This payment will be subject to all legally required tax withholdings and deductions.

6. Definitions: For purposes of this letter:

a. “Cause”means (i) willful failure by you to perform your duties and responsibilities to the Company (or a successor Company, if appropriate) after written notice thereof and a failure to remedy such failure within thirty (30) days of such notice; (ii) commission by you of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to cause material injury to the Company (or a successor Company, if appropriate), including conviction of a felony; (iii) material unauthorized use or disclosure by you of any confidential information of the Company (or a successor Company, if appropriate) or any other party to whom you owe an obligation of nonuse and nondisclosure as a result of your relationship with the Company (or a successor Company, if appropriate); or (iv) material breach by you of any of your obligations under any written agreement with the Company (or a successor Company, if appropriate).

Fold, Inc.

b. “Change in Control” means a Change in Control as defined under the Company’s 2019 Equity Incentive Plan.

c. “Good Reason” means, without the your prior written consent, (i) a material change in your authority or operating responsibilities, provided that neither a mere change in title following a Change in Control to a position that is substantially similar to the position held prior to the Change in Control with respect to the operations of the Company nor an immaterial change in responsibilities shall, by itself, constitute a material change in authority or operating responsibilities; (ii) a failure to pay, or a reduction in, your base salary or minimum bonus (if applicable) in a manner that adversely affects you disproportionately as compared to other comparable service providers of the Company; or (iii) relocation of your principal place of employment to a facility or location more than 50 miles from the current location; provided that (A) within 30 days after you become aware of the circumstances alleged to constitute Good Reason, you provide the Company with written notice setting forth in reasonable detail the circumstances that constitute “Good Reason,” (B) the Company fails to cure such circumstances within 30 days of delivery of such notice and (C) you terminate your employment not later than 30 days after the end of such 30-day cure period.

7. Section 409A: The Offer Letter and this Offer Letter Amendment are intended to comply with Section 409A of the Internal Revenue Code, as amended (“Section 409A”) to the extent applicable, and the Offer Letter and this Offer Letter Amendment and the terms therein (including but not limited to “termination” and “termination of employment”) will be applied and interpreted consistent with that intent. To the extent any reimbursements provided under the Offer Letter and this Offer Letter Amendment are taxable and subject to Section 409A, such reimbursements shall be made only if (1) the expenses are incurred and reimbursable pursuant to a plan that provides an objective nondiscretionary definition of the expenses which are eligible for reimbursement; (2) the expenses are incurred during a prescribed period ending the earlier of the date of your death or any earlier date specified by the governing document for the reimbursement; (3) the amount of the expenses that are eligible for reimbursement during one calendar year may not affect the amount of reimbursements to be provided in any subsequent calendar years; (4), the reimbursement will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, or at such earlier time as specified under the agreement or applicable plan; and (5) the right to the reimbursement of expenses will not be subject to liquidation or exchange for any other benefit. Any reference to a “termination of employment” will have the same meaning as a “separation from service” under Section 409A with respect to deferred compensation. In the case of any amounts that are payable to you under the Offer Letter and this Offer Letter Amendment, or under any other “nonqualified deferred compensation plan” (within the meaning of Section 409A) maintained by the Company in the form of installment payments, your right to receive such payments shall be treated as a right to receive a series of separate payments under Treas. Reg. §1.409A-2(b)(2)(iii). In the event any amounts payable to you upon your termination of employment are deemed to be subject to the requirements of Section 409A and the period during which you may sign and allow the release of claims to become effective begins in one taxable year and ends in the immediately following taxable year, such payments will not be made until the second taxable year.

Fold, Inc.

8. Governing Law: The terms of your Offer Letter and this Offer Letter Amendment, and the resolution of any dispute as to the meaning, effect, performance or validity of such or arising out of, related to, or in any way connected with, your Offer Letter and this Offer Letter Amendment, your employment with the Company (or termination thereof) or any other relationship between you and the Company (a “Dispute”) will be governed by the laws of the State of Arizona, without giving effect to the principles of conflict of laws. To the extent not subject to arbitration as described below, you and the Company consent to the exclusive jurisdiction of, and venue in, the state courts in Santa Clara County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California) in connection with any Dispute or any claim related to any Dispute.

9. Miscellaneous. You agree that this Offer Letter Amendment is incorporated into and subject to the terms and representations of your Offer Letter as amended hereby, which terms and representations you reaffirm in their entirety, including, without limitation, sections 15 (Severability) and 17 (Arbitration).

To confirm your agreement with and acceptance of these terms, please sign one copy of this letter and return it to me. The other copy is for your records.

Sincerely,

FOLD, INC.

By:	/s/ Matt Luongo
Name:	Matt Luongo
Title:	Director

AGREED AND ACCEPTED AS OF THE DATE WRITTEN ABOVE:

/s/ Will Reeves
Will Reeves

Date: March 23, 2021